                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 2) 1


                            Dura Automotive Systems, Inc.
                            ------------------------------
                                   (Name of Issuer)

                    Class A Common Stock, par value $.01 per share
                   -----------------------------------------------
                            (Title of Class of Securities)


                                    265903  10  4
                                    --------------
                                    (CUSIP Number)


                                        Page 1




 1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 265903 10 4                 13G                 Page  2
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Alkin Co.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY

-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware; U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      2,152,390 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,152,390 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,152,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                 /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  3
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          William L. Orscheln
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      2,152,390 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,152,390 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,152,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  4
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Neil Anderson
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   13,218 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      2,139,172 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    13,218 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,139,172 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,152,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  5
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          James L. O'Loughlin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   13,218 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      2,139,172 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    13,218 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,139,172 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,152,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  6
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Barbara Westhues
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   13,218 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      2,139,172 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    13,218 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    2,139,172 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,152,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          34.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  7
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          J2R Corporation
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      408,211 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    408,211 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          408,211    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.9%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  8
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          S.A. Johnson
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   9,668 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      408,211 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    9,668 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    408,211 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,879    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page  9
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Mary L. Johnson
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   9,179 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      408,211 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    9,179 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    408,211 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          417,390    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 10
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Scott D. Rued
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   3,998 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      408,211 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    3,998 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    408,211 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          412,209     (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 11
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Robert R. Hibbs
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   7,949 (See Item 4)
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      408,211 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    7,949 (See Item 4)
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    408,211 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          416,160    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 12
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          David R. Bovee
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      32,308 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    32,308 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          32,308    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.8%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 13
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Joe A. Bubenzer
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      37,214 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    37,214 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          37,214    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.9%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 14
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          David P. Klosterman
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      36,000 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    36,000 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          36,000    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.9%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 15
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Milton D. Kniss
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      9,011 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    9,011 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,011    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 16
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Carl W. Kucsera
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      41,364.008 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    41,364.008 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          41,364.008   (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.0%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 265903 10 4                 13G                 Page 17
          -----------                                          ---

-------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON

          Karl F. Storrie
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  /X/
-------------------------------------------------------------------------------
  3       SEC USE ONLY


-------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
-------------------------------------------------------------------------------
   NUMBER OF SHARES           5     SOLE VOTING POWER
     BENEFICIALLY                   None
      OWNED BY               --------------------------------------------------
        EACH                  6     SHARED VOTING POWER
     REPORTING                      119,931 (See Item 4)
       PERSON                --------------------------------------------------
       WITH                   7     SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    119,931 (See Item 4)
-------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          119,931    (See Item 4)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /X/
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.8%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a)     NAME OF ISSUER:

               Dura Automotive Systems, Inc. (the "Company").

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4508 IDS Center
               Minneapolis, Minnesota 55402

ITEM 2(a)      NAMES OF PERSONS FILING:

               Alkin Co.
               William L. Orscheln
               Neil Anderson
               James O'Loughlin
               Barbara Westhues
               (Such persons are collectively referred to as the "Alkin Reporting Persons.")

               J2R Corporation
               S.A. Johnson
               Mary L. Johnson
               Scott D. Rued
               Robert R. Hibbs
               (Such persons are collectively referred to as the "J2R Reporting Persons.")

               David R. Bovee
               Joe A. Bubenzer
               David P. Klosterman
               Milton D. Kniss
               Carl W. Kucsera
               Karl F. Storrie
               (Such persons are collectively referred to as the "Management Reporting Persons.")

               (The Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons may each be referred to individually as a "Reporting Person," or collectively as "Reporting Persons.")

               As of December 31, 1997, Alkin Co. ("Alkin") was the record owner of the 2,152,390 shares of common stock covered in part by this joint statement and set forth on the cover page naming Alkin as a Reporting Person (the "Alkin Shares"). The Alkin Shares consist exclusively of the Company's Class B Common Stock, par value $0.01 per share, which is convertible on a 1-for-1 basis into shares of Class A Common Stock at the holder's option, as well as under certain circumstances, as set forth in the Company's charter. William L. Orscheln is the President of Alkin and shares in the exercise of voting power over securities held by Alkin. Neil Anderson is the Senior Vice President of Orscheln Management Co., an affiliate of Alkin. James L. O'Loughlin is the Senior Vice President and General Counsel of Alkin. Barbara Westhues is an Assistant Secretary of Alkin. Messrs. Orscheln, Anderson and O'Loughlin and Ms. Westhues are Directors of the Company.

               As of December 31, 1997, J2R Corporation ("J2R") was the record owner of the 408,211 shares of common stock covered in part by this joint statement and set forth on the cover page naming J2R as a Reporting Person (the "J2R Shares"). The J2R Shares consist exclusively of the Company's Class B Common Stock. S.A. Johnson is a Director, the President and a controlling stockholder of J2R. Mary Johnson is a Vice President and stockholder of J2R. Scott D. Rued is a Vice President and stockholder of J2R. Robert
               R. Hibbs is a stockholder of J2R. Mr. Johnson is Chairman of the Board of the Company and a Director. Mr. Hibbs is a Director and an officer of the Company. Mr. Rued is an officer of the Company.

               This statement is filed jointly by the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons pursuant to Rule 13d-1(f) promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may each respectively be deemed to constitute a "group" for purposes of Section 13(d)(3) under the Exchange Act. The Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons may also collectively be deemed to constitute a "group" for purposes of
               Section 13(d)(3) along with the other parties to the Stockholders Agreement (as defined in Item 4). Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims that they have agreed to act as a group other than as specifically described in this statement.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal business address of the Alkin Reporting Persons is 2000 U.S. Highway 63 South, Moberly MO 65270.

               The principal business address of the J2R Reporting Persons is c/o Hidden Creek Industries, 4508 IDS Center, Minneapolis, MN 55402.

               The principal business address of the Management Reporting Persons is c/o Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, MI 48309-3571.

ITEM 2(c)      CITIZENSHIP:

               Alkin and J2R are corporations organized under the laws of the state of Delaware. All of the other Alkin Reporting Persons, J2R Reporting Persons and Management Reporting Persons are individuals who are citizens of the United States.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Class A Common Stock, par value $.01 per share.

ITEM 2(e)      CUSIP NO.:

               265903 10 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               This statement is filed pursuant to Rule 13d-1(c). As such, the listed alternatives are not applicable.

ITEM 4         OWNERSHIP:

               (a) AMOUNT BENEFICIALLY OWNED:

               Alkin is the direct beneficial owner of the Alkin Shares.
               Messrs. Anderson and O'Loughlin and Ms. Westhues each have an option to purchase 13,218 shares of the Alkin Shares under currently exercisable options. As officers of Alkin or one or more of its affiliates, and as stockholders of Alkin, each of the Alkin Reporting Persons who are individuals may be deemed to be a beneficial owner of the Alkin Shares. Mr. Orscheln expressly disclaims beneficial ownership of the Alkin Shares. Messrs. Anderson and O'Loughlin and Ms. Westhues each expressly disclaims beneficial ownership of the Alkin Shares, other than the shares for which he or she possesses a currently exercisable option.
               The filing of this form shall not constitute an admision that any of Messrs. Orscheln, Anderson or O'Loughlin or Ms. Westhues is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

               J2R is the direct beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson are the direct beneficial owners of 9,668, 3,998, 7,949 and 9,179 shares of Class B Common Stock, respectively. As officers and/or stockholders of J2R, each of the J2R Reporting Persons who are individuals may be deemed to be a beneficial owner of the J2R Shares. Messrs. Johnson, Rued and Hibbs and Ms. Johnson each expressly disclaims beneficial ownership of the J2R Shares, and the filing of this form shall not constitute an admision that any of such individuals is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

               Each of the Management Reporting Stockholders is the direct beneficial owner of the number of shares of Class B Common Stock and Class A Common Stock listed beside such person's name as set forth on Schedule A hereto.

               The Company, the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons have entered into an agreement (the "Stockholders Agreement," dated August 13, 1996) with Onex DHC LLC, the Company's second largest shareholder, which provides, among other things, that the parties shall vote their shares of Class A Common Stock and Class B Common Stock (collectively "Common Stock") and take any other action necessary to ensure that the Board of Directors is comprised of eleven persons, including a certain number of representatives nominated by Onex, J2R, and certain individuals affiliated with J2R, and a certain number of representatives nominated by Alkin. In addition, J2R and Messrs. Johnson, Rued and Hibbs have entered into a separate agreement (the "Investor Stockholders Agreement," dated August 13, 1996) with Onex to vote their shares of Common Stock as directed by

               Onex, and to grant Onex certain first offer rights in connection with private sales of Common Stock.

               As members to the Stockholders Agreement, each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons could be deemed to be a beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 4,654,480 shares of Class B Common Stock and 7,656 shares of Class A Common Stock, or approximately 52.8% of the outstanding Class A Common Stock on a converted basis. Each of the Alkin Reporting Persons, the J2R Reporting Persons and the Management Reporting Persons expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of such securities.

               As members of the Investor Stockholders Agreement, each of J2R and Messrs. Johnson, Rued and Hibbs could be deemed to be the beneficial owner of the aggregate number of shares held by such parties and by Onex, which is approximately 2,224,739 shares of Class B Common Stock, or approximately 34.8% of the outstanding Class A Common Stock on a converted basis. Each of J2R and Messrs. Johnson, Rued and Hibbs expressly disclaims beneficial ownership of the shares owned by other parties to the Stockholders Agreement, including each others', and the filing of this form shall not constitute an admission that any of such persons are, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owners of such securities.

               (b) PERCENT OF CLASS: (Based on 4,161,557 shares of Class A Common Stock outstanding as of December 31, 1997, plus a certain additional amount which accounts for that respective Reporting Person's shares of Class B Common Stock on a converted basis.)

               Reference is made hereby to Box 11 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the percent of the class owned by such Reporting Person.

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)       Sole power to vote or direct the vote:
                    (ii)      Shares power to direct the vote:
                    (iii) Sole power to dispose of or to direct the disposition of:
                    (iv) Shared power to dispose of or direct the disposition of:

                    Reference is made hereby to Boxes 5,6,7 and 8 (subject to Box 10) of the Cover Page for each respective Reporting Person for purposes of disclosing the number of shares to which such Reporting Person has sole or shared voting or dispositive power. Reference is also made to Items 2(a) and 4(a) of this Schedule for a description of the shares beneficially owned by, and relationships, if any, existing between, the parties.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficially owners of more than five percent of the class of securities, check the following [ ].

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

ITEM 10        CERTIFICATION:

               Not applicable

                              EXHIBITS AND APPENDICES


Exhibit I Joint Filing Agreement among the Reporting Persons pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Schedule A     Shares of Common Stock Owned By the Management Stockholders

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998                Alkin Co.



                                       By:   /s/ William L. Orscheln
                                          ----------------------------------
                                       Its:       President
                                          ----------------------------------

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 13, 1998



                                        /s/ William L. Orscheln
                                        ----------------------------------
                                        William L. Orscheln

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998



                                        /s/ Neil Anderson
                                        ----------------------------------
                                        Neil Anderson

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 13, 1998



                                        /s/ James O'Loughlin
                                        ----------------------------------
                                        James  O'Loughlin

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998



                                        /s/ Barbara Westhues
                                        ----------------------------------
                                        Barbara Westhues

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998          J2R Corporation



                                  By:   /s/ S.A. Johnson
                                      ----------------------------------
                                  Its:       President
                                      ----------------------------------

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 13, 1998



                                        /s/ S.A. Johnson
                                        ----------------------------------
                                        S.A. Johnson

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ Mary L. Johnson
                                        ----------------------------------
                                        Mary L. Johnson

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ Scott D. Rued
                                        ----------------------------------
                                        Scott D. Rued

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ Robert R. Hibbs
                                        ----------------------------------
                                        Robert R. Hibbs

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998


                                        /s/ David R. Bovee
                                        ----------------------------------
                                        David R. Bovee

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ Joe A. Bubenzer
                                        ----------------------------------
                                        Joe A. Bubenzer

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ David P. Klosterman
                                        ----------------------------------
                                        David P. Klosterman

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 13, 1998



                                        /s/ Milton D. Kniss
                                        ----------------------------------
                                        Milton D. Kniss

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:     February 13, 1998



                                        /s/ Carl W. Kucsera
                                        ----------------------------------
                                        Carl W. Kucsera

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1998



                                        /s/ Karl F. Storrie
                                        ----------------------------------
                                        Karl F. Storrie